Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) dated June 24, 2010 and effective as of July 1, 2010 (the “Effective Date”), is by and among Cheniere Marketing, LLC, a Delaware limited liability company (“Assignor”), Cheniere Energy Investments, LLC, a Delaware limited liability company (“Assignee”), and Sabine Pass, LNG, L.P., a Delaware limited partnership (“Sabine”).

R E C I T A L S:

WHEREAS, Assignor is party to that certain Amended and Restated LNG Terminal Use Agreement, dated as of November 9, 2006, by and between Assignor and Sabine, as amended by that certain Amendment to LNG Terminal Use Agreement dated June 25, 2007 (as amended, the “TUA”);

WHEREAS, Assignor is party to that certain Surrender of Capacity Rights Agreement dated March 26, 2010 and effective as of April 1, 2010, by and between Assignor and Sabine (the “Surrender Agreement,” and together with the TUA, the “Agreements”); and

WHEREAS, Assignor desires to transfer, assign and convey all of Assignor’s rights, titles, obligations, liabilities and interests in and under each of the Agreements to Assignee, and Assignee desires to assume all of Assignors rights, titles, obligations, liabilities, and interests in and under each of the Agreements in accordance and with the terms and conditions of this Assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as set forth below.

A G R E E M E N T:

1. Assignment. Effective as of the Effective Date, Assignor hereby transfers, assigns, conveys and sets over unto Assignee all of Assignor’s rights, titles and interests in, to and under the Agreements (subject, in the case of the TUA, to Assignor’s prior surrender to Sabine of the right to utilize Services (as defined in the TUA) and any related reception, storage or regasification capacity at the Sabine Pass Terminal pursuant to the Surrender Agreement (the “Prior Surrender”)).

2. Assumption. Effective as of the Effective Date, for itself, its successors and assigns, hereby accepts the assignment of the Agreements as provided in Section 1, and hereby assumes and agrees to pay, perform, fulfill, discharge, and comply with all covenants, claims, liabilities and obligations, which are to be paid, performed, fulfilled, discharged and complied with by Assignor under the Agreements except, in each case, to the extent that such claims, liabilities or obligations, but for a breach or default by Assignor, would have been paid, performed or otherwise discharged on or prior to the Effective Date or to the extent the same arise out of any such breach or default.

3. LNGCo Scheduled Delivery Notices. Notwithstanding Sections 1 and 2 of this Agreement, Assignor, Assignee and Sabine acknowledge and agree that Assignor, and not Assignee, will have the right and obligation to provide an LNGCo Scheduled Delivery Notice (as defined in the Surrender Agreement) to Sabine.

4. Representations and Warranties of Assignor. Assignor hereby represents and warrants to Assignee as follows:

a. A true and complete copy of the (i) TUA, including all amendments is attached hereto as Exhibit A, and (ii) Surrender Agreement, including all amendments is attached hereto as Exhibit B. There are no understandings or agreements between Assignor and any of the parties to the Agreements interpreting the provisions of, or modifying the operations of, the provisions of the Agreements.

b. This Assignment has been duly executed and delivered by Assignor, and constitutes Assignor’s valid and binding obligation, enforceable against Assignor in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles.

c. The execution, delivery and performance of this Assignment by Assignor does not and will not: (i) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any governmental authority; (ii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Assignor is a party or by which it is bound or to which its properties or assets is subject; or (iii) result in the creation or imposition of any lien, pledge, hypothecation, mortgage, security interest, escrow, charge, equity interest, option, obligation, undertaking, license, claim, demand, or any other restriction, condition or encumbrance of any kind (“Encumbrance”) upon any of the properties or assets of Assignor.

5. Representations and Warranties of Assignee. Assignee hereby represents and warrants to Assignor as follows:

a. This Assignment has been duly executed and delivered by Assignee, and constitutes Assignee’s valid and binding obligation, enforceable against Assignee in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles.

b. The execution, delivery and performance of this Assignment by Assignee does not and will not: (i) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any governmental authority; (ii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Assignee is a party or by which it is bound or to which its properties or assets is subject; or (iii) result in the creation or imposition of any Encumbrance of any kind upon any of the properties or assets of Assignee.

6. Assignee’s Indemnification of Assignor. Assignee shall and does hereby agree to indemnify, defend and hold Assignor harmless from and against all damages, liabilities, obligations, actions, suits, proceedings and claims, and all costs and expenses, including but not limited to reasonable attorneys’ fees and court costs, incurred by Assignor, its successors, legal representatives and assigns, in connection with one or both of the Agreements, based upon or arising out of any breach of one or both of the Agreements by Assignee occurring on and after the Effective Date.

7. Assignor’s Indemnification of Assignee. Assignor shall and does hereby agree to indemnify, defend and hold Assignee harmless from and against all damages, liabilities, obligations, actions, suits, proceedings and claims, and all costs and expenses, including but not limited to reasonable attorneys’ fees and court costs, incurred by Assignee, its successors, legal representatives and assigns in connection with one or both of the Agreements, based upon or arising out of any breach of one or both of the Agreements by Assignor occurring prior to the Effective Date.

8. Consent. Sabine hereby consents to:

a. the assignment of the TUA by Assignor to Assignee;

b. the assumption of all covenants, claims, liabilities and obligations of Assignor by Assignee under or arising out of the TUA, to the extent provided in Section 2 of this Assignment; and

c. the assumption of all covenants, claims, liabilities and obligations, which are to be performed, fulfilled, discharged and complied with by Assignor under the Surrender Agreement, to the extent provided in Section 2 of this Assignment.

Sabine hereby releases and discharges Assignor from any and all covenants, claims, liabilities, responsibilities and obligations of any nature under, arising out of or in connection with the Agreements (other than the Prior Surrender) that arise as a result of events occurring on and after the Effective Date and agrees that, from and after the Effective Date, Sabine will look solely to Assignee for the performance of such covenants, claims, liabilities, responsibilities and obligations.

9. Termination of Guarantee. Sabine hereby acknowledges and agrees that effective as of the Effective Date that certain Guarantee Agreement (the “Guarantee”), dated as of November 9, 2006, by Cheniere Energy, Inc. (“Cheniere Energy”) in favor of Sabine is terminated and extinguished in full without any further action on behalf of Cheniere Energy or Sabine, such Guarantee Agreement shall be of no further force or effect, and Cheniere Energy shall have no further obligations, responsibilities or liabilities under or pursuant to the Guarantee after the Effective Date. Sabine agrees to promptly return the original Guarantee to Cheniere Energy on or promptly after the Effective Date. Cheniere Energy is an intended third party beneficiary of this Section 9.

10. New Guarantee. Assignee shall provide a guarantee from Cheniere Energy Partners, L.P. of Assignee’s obligations under the TUA in the form attached hereto as Exhibit C.

11. PILOT Payments. Promptly after Assignee receives credit against the payment of Sabine Taxes under the TUA for any amounts paid prior to or after the date hereof by Assignor as PILOT payments, Assignee shall pay to Assignor an amount equal to such credit.

12. Further Assurances. Assignor and Assignee shall execute, acknowledge and deliver all such further documents, and shall take such further actions, as may be necessary or appropriate more fully to assure to Assignee or its successors and assigns all of the rights, titles and interests conveyed, or intended to be conveyed, to Assignee hereby and more fully to assure to Assignor or its successor and assigns the assumption by Assignee of the obligations, claims, liabilities and covenants assumed, or intended to be assumed, by Assignee hereby.

13. No Third Party Beneficiaries. Except as provided in Section 9, nothing expressed or implied in this Assignment is intended to confer upon any person, other than Assignor and Assignee and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Assignment.

14. Governing Law. The substantive laws of the State of New York, United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Assignment for all purposes, including the resolution of all disputes between Assignor and Assignee.

15. Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

16. Counterparts. The parties agree that this Assignment may be executed by the parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Headings. The headings in this Assignment are for purposes of reference only and do not affect the meaning of this Assignment.

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In WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:

CHENIERE MARKETING, LLC

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Treasurer

ASSIGNEE:

CHENIERE ENERGY INVESTMENTS, LLC

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Chief Financial Officer

SABINE:

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG-GP, Inc. its general partner

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Its:	Chief Financial Officer

Signature Page to Assignment and Assumption Agreement